Exhibit 99.1

LKQ Corporation to Acquire Multi-location California Recycled Parts Business

Chicago, IL—August 18, 2008—LKQ Corporation (NASDAQ: LKQX) today announced the signing of an agreement to acquire Pick-Your-Part Auto Wrecking,  an auto recycler with nine recycling locations in California that generated approximately $114.1 million of  revenue in the twelve months ended December 31,  2007. The acquisition is subject to customary closing conditions.

“This acquisition will provide us with a new market entry into the California retail oriented recycled parts market and additional capacity to grow our Southern California wholesale recycling business,” said Joe Holsten, President and Chief Executive Officer.

“During our evaluation of Pick-Your-Part, we were very impressed by its operations and employees, and are excited to have this opportunity to add them to LKQ Corporation’s business.”

Pick-Your-Part Auto Wrecking has five retail oriented recycled parts facilities in the Greater Los Angeles area (one of which also operates a wholesale business), two in the San Francisco Bay area, one in the Bakersfield area and one in the Greater San Diego area. The nine locations operate on approximately 174 total combined acres of property.  After the closing of the transaction, five of the locations will be leased from entities controlled by the current owners of Pick-Your-Part.  Members of Pick-Your-Part’s current management team plan to remain with Pick-Your-Part under LKQ’s ownership.

The purchase price for all of the outstanding voting and non-voting stock of Pick-Your-Part is expected to be $72.9 million, subject to adjustments related to working capital at closing, with the majority of the price allocated to the non-voting stock. We have an option to pay up to 60% of the purchase price with LKQ Corporation common stock. Assuming (i) the transaction closes prior to the middle of September 2008, (ii) 60% of the purchase price is paid with our common stock and (iii) our stock price remains at its current level, we estimate this acquisition will be approximately $0.01 accretive to our total diluted earnings per share in 2008.

We estimate that this business will require approximately $1.3 million in capital expenditures after closing during the balance of 2008.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of aftermarket collision replacement products, recycled OEM products and refurbished OEM collision replacement products such as wheels, bumper covers and lights used to repair light vehicles. LKQ operates approximately 300 facilities offering its customers a broad range of replacement systems, components, and parts to repair light vehicles and trucks.

Forward Looking Statements

The statements in this press release that are not historical are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, hopes, intentions or strategies.  Forward looking statements involve risks and uncertainties, some of which are not currently known to us.  Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors.  These factors include:

•                  the risk that Keystone’s business will not be integrated successfully or that LKQ will incur unanticipated costs of integration;

•                  the ability to maintain Keystone’s vendor relationships and retain key employees;

•                  the availability and cost of inventory;

•                  pricing of new OEM replacement parts;

•                  variations in vehicle accident rates;

•                  changes in state or federal laws or regulations affecting our business;

•                  fluctuations in fuel and other commodity prices;

•                  changes in the demand for our products and the supply of our inventory due to severity of weather and seasonality of weather patterns;

•                  changes in the types of replacement parts that insurance carriers will accept in the repair process;

•                  the amount and timing of operating costs and capital expenditures relating to the maintenance and expansion of our business, operations and infrastructure;

•                  declines in asset values;

•                  uncertainty as to changes in U.S. general economic activity and the impact of these changes on the demand for our products;

•                  uncertainty as to our future profitability;

•                  increasing competition in the automotive parts industry;

•                  our ability to increase or maintain revenue and profitability at our facilities;

•                  uncertainty as to the impact on our industry of any terrorist attacks or responses to terrorist attacks;

•                  our ability to operate within the limitations imposed by financing arrangements;

•                  our ability to obtain financing on acceptable terms to finance our growth;

•                  our ability to integrate and successfully operate recently acquired companies and any companies acquired in the future and the risks associated with these companies;

•                  our ability to develop and implement the operational and financial systems needed to manage our growing operations;

•                  decreases in the supply of end of life and crush only vehicles that we process and sell for scrap; and

•                  other risks that are described in our Form 10-K filed February 29, 2008 and in other reports filed by us from time to time with the Securities and Exchange Commission.

You should not place undue reliance on the forward looking statements.  We assume no obligation to update any forward looking statement to reflect events or circumstances arising after the date on which it was made.

CONTACT:	LKQ Corporation
Mark T. Spears, Executive Vice President and Chief Financial Officer
312-621-1950
irinfo@lkqcorp.com